Exhibit 23.01

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statement of Matinas BioPharma Holdings, Inc. and Subsidiaries (the “Company”) on Amendment No. 1 to Form S-3 to be filed on or about July 27, 2020 of our reports dated March 9, 2020, on our audits of the consolidated financial statements as of December 31, 2019 and 2018 and for each of the years in the two-year period ended December 31, 2019, and the effectiveness of the Company’s internal control over financial reporting as of December 31, 2019 (which report expresses an adverse opinion on the effectiveness of the Company’s internal control over financial reporting because of material weaknesses), both of which reports are included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2019. Our report includes an explanatory paragraph that refers to a change in the method for accounting for leases due to the adoption of Accounting Standards Update 2016-02. We also consent to the reference to our firm under the caption “Experts” in such Registration Statement on Amendment No. 1 to Form S-3.

/s/ EISNERAMPER LLP
EISNERAMPER LLP
Iselin, New Jersey
July 27, 2020